  AgriSolar Solutions, Inc.

90 Madison Street, Suite 701

Denver, CO 80206

December 20, 2011

Brian R. Cascio

Accounting Branch Chief

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-7010

Re:

AgriSolar Solutions, Inc.

Form 10-K for the fiscal year ended March 31, 2011

Filed July 14, 2011

Form 10-Q for the quarter ended September 30, 2011

Filed November 16, 2011

File No. 333-141201

Dear Mr. Cascio:

In connection with responding to your comment letter dated November 23, 2011, AgriSolar Solutions, Inc., a Colorado corporation (the “Company”), hereby acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission  or any person under the federal securities laws of the United States.

Sincerely yours,

AgriSolar Solutions, Inc.

/s/ Arnold Tinter, Chief  Financial Officer